EXHIBIT 99.2

First-Quarter 2010 Results—Supplemental Information

A) Oilfield Services

1)	What was the Oilfield Services pretax return on sales for the first quarter of 2010?

The Oilfield Services pretax return on sales for the first quarter of 2010 was 19.0% versus 19.5% in the fourth quarter of 2009.

2)	What is the capex guidance for 2010?

Oilfield Services capex is expected to approach $2.80 billion for the full-year 2010. Oilfield Services capex in 2009 was $1.93 billion.

B) WesternGeco

3)	What was the dollar amount of multiclient surveys capitalized in the first quarter of 2010?

WesternGeco capitalized $91 million of multiclient surveys in the first quarter of 2010.

4)	What were multiclient sales in the first quarter of 2010?

Multiclient sales, including transfer fees, were $156 million in the first quarter of 2010.

5)	What is the capex guidance for 2010?

WesternGeco capex is expected to approach $290 million for the full-year 2010, including approximately $120 million for seismic vessels. WesternGeco capex in 2009 was $463 million.

6)	What was the WesternGeco backlog at the end of the first quarter of 2010?

WesternGeco backlog, which is based on signed contracts with customers, was approximately $940 million at the end of the first quarter of 2010.

C) Schlumberger Limited

7)	What were the Schlumberger pretax and after-tax returns-on-sales for the first quarter of 2010?

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The Schlumberger pretax return on sales from continuing operations, excluding charges, was 16.5% for the first quarter of 2010 versus 17.3% for the fourth quarter of 2009.

The Schlumberger after-tax return on sales from continuing operations, excluding charges, was 13.4% for the first quarter of 2010 versus 14.2% for the fourth quarter of 2009.

8)	What was the Schlumberger stock-based compensation expense for the first quarter of 2010?

Stock-based compensation expense for the first quarter of 2010 was $47 million, or $0.04 per share.

9)	What was the Schlumberger Net Debt† at the end of the first quarter of 2010?

Net debt was $75 million at March 31, 2010, compared to $126 million at the end of the previous quarter.

Significant liquidity events during the first quarter included $449 million of capital expenditures and the repurchase of $337 million of common stock under the Schlumberger stock repurchase program.

† Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

10)	What was included in “Interest and other income, net” for the first quarter of 2010?

“Interest and other income, net” for the first quarter of 2010 consisted of the following:

($ millions)
Equity in net earnings of affiliated companies	$47
Interest Income	17

$64

11)	How did interest income and interest expense change during the first quarter of 2010?

Interest income of $17 million increased $6 million sequentially. Interest expense of $45 million decreased $6 million sequentially.

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12)	Why was there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas for the first quarter of 2010?

The difference of $4 million in the first quarter of 2010 arose from Oilfield Services headquarters projects and costs and income items not allocated to the Areas.

13)	Why was there a difference between the Schlumberger pretax income from continuing operations, before charges, and the pretax income of the two business segments for the first quarter of 2010?

The difference in the first quarter of 2010 consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits and stock-based compensation expense.

14)	What was the effective tax rate (ETR) for the first quarter of 2010?

The ETR in the first quarter of 2010, excluding charges, was 18.9% compared to 17.6% in the prior quarter. This increase was primarily due to a less favorable geographic earnings mix.

The ETR in the first quarter of 2010, including charges, was 24.1% versus 17.6% in the prior quarter. First quarter 2010 ETR was higher primarily due to the reduction of future tax deductions for retiree medical benefits as a result of the passage during the quarter of the Patient Protection and Affordable Care Act in the United States.

The ETR is very sensitive to the geographic mix and, as such, it may continue to experience some volatility on a quarterly basis.

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D) Non-GAAP Financial Measures

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	( Stated in millions except per share amounts )

	First Quarter 2010
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Net Income attributable to Schlumberger	$888	$214	$(2)	$672	$0.56
Add back Charges:
- Merger-related transaction costs	35	-	-	35	0.03
- Impact of elimination of tax deduction related to Medicare Part D subsidy	-	(40)	-	40	0.03

Net Income attributable to Schlumberger, before charges	$923	$174	$(2)	$747	$0.62

	First Quarter 2010
	GAAP	Before Charges
Pretax return on sales	15.9%	16.5%
After tax return on sales	12.0%	13.4%
Effective tax rate	24.1%	18.9%

There were no charges in the fourth quarter of 2009.

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This document, the first-quarter 2010 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); timing of the closing of the Smith merger and the Geoservices transaction; the integration of both Smith and Geoservices into our business; the anticipated benefits of those transactions; oil and natural gas demand and production growth; oil and natural gas prices; operating margins; the Schlumberger effective tax rate; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, the current global economic downturn; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; pricing erosion; seasonal factors; satisfaction of the closing conditions to the Smith merger and the Geoservices transaction; the risk that the contemplated Smith merger and the Geoservices transaction do not occur, negative effects from the pendency of the contemplated Smith merger, the ability after the closing of the Smith merger to successfully integrate the merged businesses and to realize expected synergies, the inability to retain key employees; expenses for the merger; and other risks and uncertainties detailed in our first-quarter 2010 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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